EXHIBIT 10.1
July 25, 2005
Dr. Michael P. Kelty
Executive Vice President & Vice Chairman
The Scotts Company LLC
14111 Scottslawn Road.
Marysville, Ohio 43041
Dear Michael:
This letter sets forth our agreement regarding a consulting engagement between you and The Scotts Company LLC (“Scotts”).
I. Scope of Services
You agree to make yourself reasonably available to consult with and provide advice to Scotts and its affiliates at such places and times as Scotts may reasonably request with respect to a variety of matters to be determined by us, including but not limited to: assisting with the hiring of a new Senior Vice President; managing the key elements of the Biotech program; working with North America management to develop an innovation plan; transition Environmental Stewardship to the newly hired SVP; and assist in lobbying efforts at the CEO’s request. You agree to provide the consulting services contemplated herein in a manner acceptable to Scotts in the exercise of its reasonable discretion.
In providing consulting services to Scotts, you will be an independent contractor and will not be an employee, servant, agent, partner, or joint venturer of Scotts or of any of Scotts’ affiliates, or of any of its or their respective officers, directors or employees. You will not participate in or receive benefits under any of Scotts’ employee fringe benefit programs or receive any other fringe benefits from Scotts, including, without limitation, health, disability, life insurance, retirement, pension and profit sharing benefits, on account of the consulting services you provide to Scotts.
II. Length of Consulting Agreement
The consulting arrangement will commence November 1st, 2005 and end September 30th, 2006 and then be renewed pursuant to the paragraph below.

Dr. Michael P. Kelty	Page 2 of 3

This engagement letter will automatically renew on a fiscal year basis at Scotts’ sole discretion.
III. Authority
You will have no authority at any time while providing the consulting services contemplated herein to assume or create any obligation or liability, express or implied, on Scotts’ behalf or in Scotts’ name or to bind Scotts in any manner whatsoever.
IV. Consulting Fees and Expenses
Scotts shall pay you a consulting fee of $350 per hour for the time your providing consulting services as requested by Scotts hereunder. Scotts also will guarantee you a minimum payment of $200,000 for the length of the consulting agreement as defined in Section II of this engagement letter.
Scotts also will pay or reimburse you for all reasonable expenses incurred by you in connection with providing consulting services to Scotts as contemplated herein, including, without limitation, all reasonable (A) telephone and fax expenses, and (B) travel expenses, including, without limitation, transportation, food and lodging, incurred in connection with attending Scotts approved meetings. You must incur and account for expenses in accordance with the policies and procedures established by Scotts as a precondition to Scotts’ obligation to pay or reimburse you for such expenses pursuant to the terms of the preceding sentence.
You agree to provide, at your own expense, all equipment necessary to provide the consulting services contemplated herein and to be responsible for your own overhead costs and expenses except for those expenses that Scotts has expressly agreed to pay pursuant to the terms of the preceding paragraph.
V. Termination
Either party may terminate the consulting services at any time and for any reason, or for no reason by giving the other written notice of termination. Your consulting relationship with Scotts shall automatically terminate upon your death or disability.
Should you die or become totally disabled following the Termination Date but before the payments due you under Section IV above have been made to you, any remaining payments shall be made to you (or your designated beneficiary, as applicable) within 90 days of your death or total disability.
The termination of your consulting relationship with Scotts shall not affect Scotts’ obligation to pay you for the amounts you have earned, and for reimbursable expenses

Dr. Michael P. Kelty	Page 3 of 3

you have incurred, pursuant to the terms of this letter prior to the date of such termination.
VI. Confidential Information
In providing the consulting services contemplated herein, you will be privy to Confidential Information about Scotts and its affiliates. Maintaining the confidential nature of this information is very important to Scotts. As used in this letter, “Confidential Information” is any information about Scotts, or its affiliates, to which you gain access in connection with your provision of consulting services to Scotts. Confidential Information does not include information you can show (A) was already in your possession prior to the time you received such information as a consultant to Scotts, or (B) is publicly available or otherwise in the public domain by means other than your violation of the terms of this letter.
You agree to not at any time hereafter, without the prior written consent of Scotts, disclose, directly or indirectly, any Confidential Information or use any Confidential Information for any purpose other than providing consulting services to Scotts as contemplated herein.
You agree to promptly return to Scotts, upon Scotts’ request, all electronic or tangible documents that contain any Confidential Information and to retain no copies for yourself.
VII. Other
You understand and agree that this letter does not obligate Scotts to utilize your consulting services, but it is intended to set forth the terms pursuant to which Scotts may utilize your consulting services in its discretion.
You are not permitted to assign, sell or otherwise transfer any of your rights or obligations hereunder.

THE SCOTTS COMPANY
	By:	/s/ Denise Stump

Denise Stump Executive Vice President, Human Resources Global
ACKNOWLEDGED AND AGREED:

/s/ Michael P. Kelty, Ph.D.

Dr. Michael P. Kelty